Exhibit 99.1

News Release Contact: Michael Stivala Chief Financial Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252
FOR IMMEDIATE RELEASE
Suburban Propane Partners, L.P. Announces
Third Quarter Results
Whippany, New Jersey, August 4, 2011 — Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced earnings for its third quarter ended June 25, 2011.
Consistent with the seasonal nature of the propane and fuel oil businesses, the Partnership typically experiences a net loss in the third quarter. Net loss for the three months ended June 25, 2011 was $6.8 million, or $0.19 per Common Unit, compared to $6.6 million, or $0.19 per Common Unit, in the prior year third quarter. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the third quarter of fiscal 2011 amounted to $10.0 million, compared to $9.4 million in the prior year third quarter. Excluding the effects of the unrealized (non-cash) mark-to-market adjustments on derivative instruments used in risk management activities in both quarters, Adjusted EBITDA amounted to $10.3 million for the fiscal 2011 third quarter, compared to Adjusted EBITDA of $9.1 million in the prior year third quarter.
In announcing these results, President and Chief Executive Officer Michael J. Dunn, Jr., said, “In light of the continuing challenges brought on by the economy and the high commodity price environment, we are pleased to report a more than 13% increase in Adjusted EBITDA. Our people continue to do an excellent job in navigating through the difficult business environment, focusing on delivering outstanding service to our customer base and on operational excellence. We are beginning to see some of the anticipated operational efficiencies and savings from the field realignment that we announced in the fiscal 2011 second quarter. As a reminder, our objective of the realignment was to leverage our technology and our people to effectively deal with the challenges facing our industry while, at the same time, driving customer base growth.”
Mr. Dunn added, “Our balance sheet remains strong. We continued to fund all working capital needs from operating cash flow, and we ended the quarter with more than $161 million of cash on hand.”
Retail propane gallons sold in the third quarter of fiscal 2011 amounted to 54.6 million gallons, compared to 56.0 million gallons in the prior year third quarter, a decrease of 1.4 million gallons, or 2.5%. Sales of fuel oil and other refined fuels amounted to 5.6 million gallons, compared to 6.6 million gallons during the third quarter of fiscal 2010. In the propane segment, sales volumes to the Partnership’s residential customer base were essentially flat compared to the prior year third quarter and, within the refined fuels segment, fuel oil volumes were flat compared to the prior year third quarter. Therefore, the majority of the volume shortfall compared to the prior year third quarter was experienced in the non-residential propane customer base and in the low-margin gasoline and diesel business. Sales volumes benefitted from a colder start to the fiscal 2011 third quarter compared to the prior year third quarter as average temperatures across the Partnership’s service territories in the month of April 2011 were approximately 5% colder than normal, compared to 22% warmer than normal in April 2010.

Revenues of $216.6 million increased $18.5 million, or 9.3%, compared to the prior year third quarter, primarily due to higher average selling prices attributable to higher base commodity prices. Average posted prices for propane and fuel oil were 38.1% and 44.6% higher, respectively, compared to the prior year third quarter as commodity prices continued to rise, reaching their highest levels in nearly three years, dating back to the then unprecedented levels reached in the latter half of fiscal 2008. Cost of products sold for the third quarter of fiscal 2011 of $125.2 million increased $18.6 million, or 17.4%, compared to $106.6 million in the prior year third quarter. Cost of products sold in the third quarter of fiscal 2011 included a $0.3 million unrealized (non-cash) loss attributable to the mark-to-market adjustment for derivative instruments used in risk management activities, compared to a $0.3 million unrealized (non-cash) gain in the prior year third quarter; these unrealized gains and losses are excluded from Adjusted EBITDA for both periods in the table below.
Combined operating and general and administrative expenses of $81.4 million for the third quarter of fiscal 2011 were $0.6 million, or 0.7%, lower than the prior year third quarter, primarily due to lower payroll and benefit related expenses, offset to an extent by higher fuel costs to operate our fleet and higher bad debt expense.
On July 21, 2011, the Partnership announced that its Board of Supervisors had declared a quarterly distribution of $0.8525 per Common Unit for the three months ended June 25, 2011. On an annualized basis, this distribution rate equates to $3.41 per Common Unit, or 0.9% higher than the distribution rate at the end of the third quarter of fiscal 2010. The $0.8525 per Common Unit distribution will be paid on August 9, 2011 to Common Unitholders of record as of August 2, 2011.
Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 800,000 residential, commercial, industrial and agricultural customers through more than 300 locations in 30 states.
This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:
•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;

•
Volatility in the unit cost of propane, fuel oil and other refined fuels and natural gas, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes as a result of customer conservation;

•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;

•
The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions;

•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;

•	The ability of the Partnership to retain customers or acquire new customers;

•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;

•	The ability of management to continue to control expenses;

•
The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and global warming, derivative instruments and other regulatory developments on the Partnership’s business;

•	The impact of changes in tax regulations that could adversely affect the tax treatment of the Partnership for federal income tax purposes;

•	The impact of legal proceedings on the Partnership’s business;

•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;

•	The Partnership’s ability to make strategic acquisitions and successfully integrate them;

•	The impact of current conditions in the global capital and credit markets, and general economic pressures; and

•
Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s Annual Report under “Risk Factors.”

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 25, 2010 and other periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.
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Suburban Propane Partners, L.P. and Subsidiaries
Consolidated Statements of Operations
For the Three and Nine Months Ended June 25, 2011 and June 26, 2010
(in thousands, except per unit amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	June 25, 2011	June 26, 2010	June 25, 2011	June 26, 2010

Revenues
Propane	$169,258	$155,538	$786,968	$758,410
Fuel oil and refined fuels	22,528	20,090	124,448	120,648
Natural gas and electricity	16,691	13,608	68,348	59,311
All other	8,086	8,834	29,208	30,296

	216,563	198,070	1,008,972	968,665

Costs and expenses
Cost of products sold	125,175	106,627	571,511	505,452
Operating	68,747	68,634	213,831	221,629
General and administrative	12,618	13,386	37,399	47,381
Severance charges	—	—	2,000	—
Depreciation and amortization	9,670	8,868	26,304	23,094

	216,210	197,515	851,045	797,556

Operating income	353	555	157,927	171,109
Loss on debt extinguishment	—	—	—	9,473
Interest expense, net	6,867	6,808	20,532	20,599

(Loss) income before provision for income taxes	(6,514)	(6,253)	137,395	141,037
Provision for income taxes	273	363	737	890

Net (loss) income	$(6,787)	$(6,616)	$136,658	$140,147

Net (loss) income per Common Unit — basic	$(0.19)	$(0.19)	$3.85	$3.96

Weighted average number of Common Units outstanding — basic	35,540	35,383	35,517	35,362

Net (loss) income per Common Unit — diluted	$(0.19)	$(0.19)	$3.83	$3.94

Weighted average number of Common Units outstanding — diluted	35,540	35,383	35,712	35,587

Supplemental Information:
EBITDA (a)	$10,023	$9,423	$184,231	$184,730
Adjusted EBITDA (a)	$10,336	$9,142	$181,994	$199,062
Retail gallons sold:
Propane	54,629	56,037	254,949	270,474
Refined fuels	5,621	6,631	33,263	38,067
Capital expenditures:
Maintenance	$2,162	$2,935	$7,398	$6,907
Growth	$3,662	$606	$9,843	$6,084
(more)

(a)
EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments and loss on debt extinguishment. Our management uses EBITDA and Adjusted EBITDA as measures of liquidity and we are including them because we believe that they provide our investors and industry analysts with additional information to evaluate our ability to meet our debt service obligations and to pay our quarterly distributions to holders of our Common Units.

In addition, certain of our incentive compensation plans covering executives and other employees utilize Adjusted EBITDA as the performance target. Moreover, our revolving credit agreement requires us to use Adjusted EBITDA as a component in calculating our leverage and interest coverage ratios. EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US-GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US-GAAP. Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth (i) our calculations of EBITDA and Adjusted EBITDA and (ii) a reconciliation of Adjusted EBITDA, as so calculated, to our net cash provided by operating activities:

	Three Months Ended		Nine Months Ended
	June 25, 2011	June 26, 2010	June 25, 2011	June 26, 2010

Net (loss) income	$(6,787)	$(6,616)	$136,658	$140,147
Add:
Provision for income taxes	273	363	737	890
Interest expense, net	6,867	6,808	20,532	20,599
Depreciation and amortization	9,670	8,868	26,304	23,094

EBITDA	10,023	9,423	184,231	184,730
Unrealized (non-cash) losses (gains) on changes in fair value of derivatives	313	(281)	(2,237)	4,859
Loss on debt extinguishment	—	—	—	9,473

Adjusted EBITDA	10,336	9,142	181,994	199,062
Add / (subtract):
Provision for income taxes	(273)	(363)	(737)	(890)
Interest expense, net	(6,867)	(6,808)	(20,532)	(20,599)
Unrealized (non-cash) (losses) gains on changes in fair value of derivatives	(313)	281	2,237	(4,859)
Compensation cost recognized under Restricted Unit Plans	737	1,136	3,136	3,153
Loss (gain) on disposal of property, plant and equipment, net	67	283	(2,844)	149
Changes in working capital and other assets and liabilities	56,316	68,722	(53,413)	(46,292)

Net cash provided by operating activities	$60,003	$72,393	$109,841	$129,724

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Quarterly Report on Form 10-Q to be filed by the Partnership with the United States Securities and Exchange Commission (“SEC”). Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.